Exhibit 99.1

AT THE COMPANY
Brenda Abuaf, Director of Shareholder Services

(800) 831-4826

CHARTERMAC PRESENTATION AVAILABLE ON COMPANY’S WEBSITE

NEW YORK, NY – July 20, 2006 - CharterMac (the “Company”) (NYSE: CHC) announced that the Company will be making a presentation today to potential investors in the Company’s proposed $350 million term loan (the “Term Loan”) and proposed $150 million revolving credit facility (the “Credit Facility”). As previously announced on June 15, 2006, the proceeds from the Term Loan will be used to finance the Company’s acquisition of ARCap Investors, LLC and to retire existing debt. The Credit Facility will also be used to retire existing debt and for general corporate purposes.

The acquisition, which was unanimously approved by both CharterMac’s Board of Trustees and ARCap’s Board of Managers, is subject to the approval of ARCap’s equity owners, the completion of documentation and the execution of a definitive agreement containing customary closing conditions.

The presentation is available on the Company's website, http://www.chartermac.com.

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies. CharterMac offers capital solutions to developers and owners of commercial and multifamily properties throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at http://www.chartermac.com or contact the Investor Relations Department directly at 800-831-4826.

Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include those associated with the timing of the completion of the ARCap acquisition, the ability to close the acquisition financing on anticipated terms, the integration of ARCap into the Company’s business, the ability to achieve anticipated operational synergies and others detailed in CharterMac's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this document. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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